UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities exchange act of 1934

Date of Report (Date of earliest event reported): February 9, 2016

McGRATH RENTCORP

(Exact name of registrant as specified in its Charter)

California

(State or other jurisdiction

of incorporation)

0-13292	94-2579843
(Commission File Number)	(I.R.S. Employer Identification No.)

5700 Las Positas Road, Livermore, CA 94551-7800

(Address of principal executive offices)

(925) 606-9200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 9, 2016, McGrath RentCorp (the “Company”) entered into a second amendment (the “Amendment”) to the Note Purchase and Private Shelf Agreement with Prudential Investment Management, Inc. (“PIM”), The Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company (collectively, the “Purchasers”). The Amendment amended certain terms of the Note Purchase and Private Shelf Agreement, dated April 21, 2011 between the Company and the Purchasers which was amended on March 17, 2014 (collectively, the “Agreement”).

Pursuant to the Amendment, among other things, (i) the issuance period for the senior notes (the “Shelf Notes”) to be issued and sold pursuant to the Agreement is extended until the earlier of February 9, 2019 or the termination of the issuance and sale of the Shelf Notes upon the 30 days’ prior notice of either PIM or the Company, and (ii) the definition of the “Available Facility Amount,” which is the aggregate amount of the Shelf Notes that may be authorized for purchase pursuant to the Agreement was amended to equal a formula based on: $250 million, minus the aggregate principal amount of the Shelf Notes then outstanding and purchased pursuant to the Agreement, minus the Shelf Notes accepted by the Company for purchase, but not yet purchased, by the Purchasers pursuant to the Agreement; provided, however, the aggregate amount of the Shelf Notes purchased by any corporation or other entity controlling, controlled by, or under common control with, PIM shall not exceed $200 million.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in “Item 1.01 Entry into a Material Definitive Agreement,” which is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment, dated as of February 9, 2016, to the Note Purchase and Private Shelf Agreement dated as of April 21, 2011 among the Company, Prudential Investment Management, Inc., The Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company, as amended on March 17, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McGRATH RENTCORP

Dated: February 11, 2016
	By:	/s/ Keith E. Pratt
Keith E. Pratt

Senior Vice President and Chief Financial Officer

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